Exhibit 99.1

AVAX Technologies Announces Initiation of Clinical Study

with Autologous Ovarian Cancer Vaccine (OVax®)

~ Study to be conducted with Cancer Treatment Centers of America pursuant to a $1.2M business collaboration

Philadelphia, PA, April 9, 2008 - AVAX Technologies, Inc. (OTC Market: AVXT.OB) today announces it has received FDA approval to begin enrollment into a Phase I-II clinical trial of OVax for patients with advanced, chemotherapy-refractive ovarian cancer. The study will be performed in collaboration with Cancer Treatment Centers of America, Inc (CTCA). It will be centered in the CTCA hospital in Zion, Illinois, although patients also will be referred from other CTCA hospitals in Tulsa and Philadelphia, and its out-patient clinic in Seattle.

Up to 42 eligible patients with stage III or IV ovarian carcinoma will be enrolled. These patients’ cancers will have progressed despite initial surgery and chemotherapy and failed to respond to one or two salvage chemotherapy regimens. They will undergo debulking surgery, and tumor tissue will be sent to AVAX for production of vaccine. Post-operatively, they will receive intraperitoneal chemotherapy with a taxane and then will be enrolled into the protocol.

Three doses of OVax will be tested, and each of the three doses will be analyzed for immunological efficacy with the goal of optimizing the dose for treatment of patients in future trials.

“We are enthusiastic about receiving FDA clearance to start this important clinical trial and with the opportunity it affords us to collaborate with CTCA,” stated Dr. David Berd, Chief Medical Officer of AVAX. “Clearly, better treatments for ovarian cancer are needed and we hope that OVax will eventually find its place as a relatively non-toxic therapeutic alternative for these patients. This alliance with CTCA will allow us to expand the therapeutic utility of the AC Vaccine platform along with our ongoing Phase I/II program in non-small cell lung cancer and our recently launched Phase III pivotal registration study in melanoma (MVALDI).”

As part of the business collaboration CTCA has made an up-front payment of $250,000 and will begin to make monthly payments of $25,000 upon the initiation of production of vaccines at AVAX’s Philadelphia manufacturing facility.

“We are very excited to be part of a new chapter in the fight against ovarian cancer,” said Dr. Edgar Staren, Chief Medical Officer at Cancer Treatment Centers of America. “Ovarian cancer is a very complex cancer that is often resistant to chemotherapy, radiation and surgery. At Cancer Treatment Centers of America, our commitment to cancer patients is to help fight their cancer with the most advanced medical technology available. This partnership with AVAX gives hope to ovarian cancer patients who are told far too often that there is nothing more that can be done for them. This treatment option will work well with our unique integrative care model that combines state-of-the-art traditional medicine with scientifically-based complementary therapies such as aggressive nutritional management and support, naturopathic medicine, physical therapy, mind-body medicine and spiritual support to go beyond treating the tumor and supporting the needs of the whole person – all under one roof.”

About the AC Vaccine Therapeutic

The AC Vaccine is an immunotherapy prepared by attaching a small chemical to the patient’s tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. An early indicator of T cell immune activity is Delayed Type Hypersensitivity (DTH).

An understanding of what AVAX calls the immunopharmacology of the AC Vaccines is critical to their effective use. AVAX believes that the optimal dose, schedule of administration, and route of administration of human cancer vaccines must be established before they enter advanced phase studies, and that some competing vaccine technologies have failed because their developers ignored one or more of these parameters in early phase development. The optimum schedule and best route of administration (intradermal) to be used for OVax were determined by extensive phase I-II studies of MVax. The latest phase I-II trial was completed last year and the results will be presented at the 2008 meeting of the American Society of Clinical Oncology (ASCO).

MVax Phase III Registration Study

AVAX’s Phase III Registration, MVALDI Trial will examine survival and anti-tumor response rate using modified response evaluation criteria in solid tumors (modified RECIST criteria) in Stage IV melanoma patients with soft tissue or lung metastasis. The Phase III registration trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for MVax and in agreement with the FDA the company will be eligible to file for accelerated approval of MVax based upon achieving a response rate endpoint. The double blind, randomized trial is expected to enroll up to 387 patients to be accrued over a period of 24 months. Patients will be randomized on a two to one basis to the treatment arm or control arm, respectively. The treatment arm consists of MVax followed by a regimen of low dose interleukin-2 (IL-2); the control arm consists of placebo vaccine followed by low dose IL-2. Both treatment and control arms include BCG and low dose cyclophosphamide.

About Ovarian Cancer

The American Cancer Society reports that ovarian cancer is the eighth most common cancer among women and is the fifth leading cause of cancer related deaths in women. It is estimated that there will be 21,650 new cases of ovarian cancer in the U.S. in 2008 and 15,520 cancer related deaths. Two-thirds of the cases of Ovarian Cancer will occur in women over 55.

About Cancer Treatment Centers of America

Founded in 1988, Cancer Treatment Centers of America (CTCA) provides a comprehensive, patient-centered treatment model that fully integrates traditional, state-of-the-art medical treatments with scientifically-supported complementary therapies such as nutrition, naturopathic medicine, psycho-social counseling, physical therapy and spiritual support to meet the special, whole-person needs of cancer patients living with complex and advanced-stage disease. With a network of cancer treatment hospitals and community oncology programs in Illinois, Oklahoma, Pennsylvania and Washington, CTCA encourages patients and their families to participate in treatment decisions with its Patient Empowerment MedicineSM model. For more information about Cancer Treatment Centers of America, go to cancercenter.com.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

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Except for statements that are historical, the statements in this release are “forward-looking” statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company’s prospects, including (1) risk associated with a change in executive management of the Company, (2) the immediate need to obtain additional funding to continue to finance the Company’s development plans, including the Phase I-II clinical trial for OVax described in this press release, (3) the results of clinical and laboratory testing of its vaccine technologies, (4) possible future FDA or AFSSAPS questions regarding the Company’s products and manufacturing processes, (5) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (6) the Company’s ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (7) the Company’s ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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